Exhibit 99.1

EKSO BIONICS HOLDINGS ANNOUNCES UPLISTING TO NASDAQ CAPITAL MARKET AND PRICING OF $15 MILLION OFFERING OF COMMON STOCK

RICHMOND, CA—August 9, 2016—Ekso Bionics Holdings, Inc. (EKSO), a robotic exoskeleton company, today announced approval to list its common stock on the Nasdaq Capital Market. The Company’s common stock will begin trading under the symbol “EKSO” at the opening of trading on August 9, 2016.

The Company also announced today the pricing of the previously announced underwritten public offering of 3,750,000 shares of its common stock to new and existing investors at a price to the public of $4.00 per share. The offering is expected to close on or about August 12, 2016, subject to customary closing conditions. The Company expects to receive net proceeds of approximately $13.7 million from the sale of common stock in the offering, after deducting the underwriting discounts and estimated offering expenses payable by it. The Company intends to use the net proceeds from this offering for its operations, including, but not limited to, increasing its investments (i) in its clinical, sales and marketing initiatives to accelerate adoption of the Ekso robotic exoskeleton in the rehabilitation market; (ii) in its research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use, as well as for working capital and other general corporate purposes.

Cowen and Company is acting as the sole book-running manager for the offering, SunTrust Robinson Humphrey is acting as lead manager in the offering and B. Riley & Co. is acting as co-manager in the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 562,500 shares of common stock to cover overallotments, if any.

The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission, or SEC, which was declared effective on July 9, 2015. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. Copies of the preliminary prospectus supplement and accompanying prospectus and, when available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ekso Bionics

Ekso Bionics designs, develops and sells exoskeletons that have applications in healthcare, industrial, military, and consumer markets. Our exoskeleton systems are worn over the user’s clothing to enhance human strength, endurance and mobility. These systems serve multiple markets and can be used both by able-bodied users as well as by persons with physical disabilities. The Company and its partners have sold, rented or leased devices that (a) enable individuals with neurological conditions affecting gait (for example, spinal cord injury or stroke) to rehabilitate and to walk again; (b) allow industrial workers to perform heavy duty work for extended periods; and (c) permit soldiers to carry heavy loads for long distances while mitigating lower back, knee, and ankle injuries. Ekso Bionics is headquartered in Richmond, CA.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the ability to manage successfully and complete the proposed offering and (ii) the anticipated use of proceeds from the offering, if successful. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance its technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of its sales and marketing organization or partners to market its products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Contact:

Investor Contact:

Debbie Kaster

415-937-5403

investors@eksobionics.com

Media Contacts:

Carrie Yamond / Rajni Dhanjani

212-867-1788

cyamond@lazarpartners.com